Exhibit 10

Real Estate Sales Contract

This contract to buy and sell real and personal property is between Seller and Buyer as identified below and is effective on the date (“Effective Date”) of the last of the signatures by Seller and Buyer as parties to this contract.  Buyer must deliver the Earnest Money to Title Company and obtain Title Company’s signature before the Earnest Money deadline provided in Section A.1.  If the Earnest Money is paid by check and payment on presentation is refused, Buyer is in default.

Seller:	Lancer Partnership, Ltd.

Address:	6655 Lancer Blvd.
San Antonio, Texas 78219

Phone:	(210) 310-7283
Fax:	(210) 310-7252

Type of entity:	Limited Partnership

Seller’s Attorney:	Stonewall J. Fisher

Address:	6655 Lancer Blvd.
San Antonio, Texas 78219

Phone:	(210) 310-7283
Fax:	(210) 310-7252

Buyer:	SCHROEDER LAND AND CATTLE COMPANY, INCORPORATED
Attn: Kurt Gransee

Address:	310 St. Marys, Suite 1850
San Antonio, Texas 78205

Phone:	(210) 223-9200
Fax:	(210) 223-1344

Type of entity:	Corporation

Title Company:	Southwest Land Title Company

Address:	211 N. Washington
Beeville, Texas 78102

Phone:	(361) 358-3378
Fax:	(361) 358-3381

Property:

The land commonly known as Monteola Ranch, and more fully described in Exhibit A (“Land”), together with improvements to the Land (“Improvements”), and the personal property described in Exhibit A (“Personal Property”), and the minerals and royalties associated with the Land.

Purchase Price:	Seven Hundred Six Thousand, Six Hundred Eighty Seven and 50/100 dollars ($706,687.50)

Earnest Money:	Ten Thousand Dollars and no/100 dollars ($10,000.00)

A.	Deadlines and Other Dates

All deadlines in this contract expire at 5:00 P.M. local time where the Property is located. If a deadline falls on a Saturday, Sunday, or national holiday, the deadline will be extended to the next day that is not a Saturday, Sunday, or national holiday. A national holiday is a holiday designated by the federal government. Time is of the essence.

1.	Earnest Money Deadline:	Three business days after the effective date.

2.	Delivery of Title Commitment:	Twenty-four days after the effective date.

3.	Delivery of legible copies of instruments referenced in the title commitment:

Twenty-four days after the effective date.

4.	Closing Date: On or before January 7, 2005

5.	Closing Time: 10:00 a.m.

Title Commitment; Title Policy.  “Title Commitment” means a Commitment for Issuance of an Owner Policy of Title Insurance by Title Company, as agent for its Underwriter, stating the condition of title to the Land.  The “effective date”; stated in the Title Commitment must be after the Effective Date of this contract.  “Title Policy” means an Owner Policy of Title Insurance issued by Title Company, as agent for its Underwriter, in conformity with the last Title Commitment delivered to and approved by Buyer.  Buyer has until Thirty six days after the effective date (“Title Objection Deadline”) to review the Title Commitment and the copies of the title instruments referenced in same and notify Seller of Buyer’s objections to any of them (“Title Objections”).  Buyer will be deemed to have approved all matters reflected by the Title Commitment, to which Buyer has made no Title Objection by the Title Objection Deadline.  The matters that Buyer either approves or is deemed to have approved are “Permitted Exceptions.”  If Buyer notifies Seller of any Title Objections, Seller has five days from receipt of Buyer’s notice to notify Buyer whether Seller agrees to cure the Title Objections before closing (“Cure Notice”).  If seller does not timely give its Cure Notice or timely gives its Cure Notice but does not agree to cure all the Title Objections before closing, Buyer may, within five days after the deadline for the giving of Seller’s Cure Notice, notify Seller that either this contract is terminated or Buyer will proceed to close, subject to Seller’s obligations to remove all exceptions that arise by, through, or under Seller after the Effective Date, and cure only the Title Objections that Seller has agreed to cure in the Cure Notice.

B.                                    Closing Documents

1.                                       At closing, Seller will deliver a special warranty deed:

2.                                       At closing, Buyer will deliver Seven Hundred Six Thousand, Six Hundred Eighty Seven and 50/100 dollars ($706,687.50), less the earnest money, in good funds, and plus or minus any prorations provided herein.

C.                                    Exhibits

The following are attached to and are a part of this contract:

Exhibit A—Description of the Land and Personal Property

D.                                    Purchase and Sale of Property

Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to buy and pay Seller for the Property. The promises by Buyer and Seller stated in this contract are the consideration for the formation of this contract.

E.                                      Special Condition

This section has been intentionally left blank.

F.                                      Condition of the Property until Closing; Cooperation; No Recording of Contract

1.                                       Maintenance and Operation. Until closing, Seller will maintain the Property as it existed on the Effective Date, except for reasonable wear and tear and casualty damage;

2.                                       Casualty Damage. Seller will notify Buyer promptly after discovery of any casualty damage to the Property. Seller will have no obligation to repair or replace the Property if it is damaged by casualty before closing. Buyer may terminate this contract if the casualty damage that occurs before closing would materially affect Buyer’s intended use of the Property, by giving notice to Seller within fifteen days after receipt of Seller’s notice of the casualty (or before closing if Seller’s notice of the casualty is received less than fifteen days before closing).  If Buyer does not terminate this contract, Seller will (a) convey the Property to Buyer in its damaged condition, (b) assign to Buyer all of Seller’s rights under any property insurance policies covering the Property, and (c) pay to Buyer the amount of the deductibles and coinsurance provisions under any insurance policies covering the Property, but not in excess of the cost to repair the casualty damage and less any amounts previously paid by Seller to repair the Property.  If Seller has not insured the Property and Buyer does not elect to terminate this contract in accordance with this section, the Purchase Price will be reduced by the cost to repair the casualty damage.

3.                                       Condemnation. Seller will notify Buyer promptly after Seller receives notice that any part of the Property has been or is threatened to be condemned or otherwise taken by a governmental or quasi-governmental authority. Buyer may terminate this contract if the condemnation would materially affect Buyer’s intended use of the Property by giving notice to Seller within fifteen days after receipt of Seller’s notice to Buyer (or before closing if Seller’s notice is received less than fifteen days before closing).  If Buyer does not terminate this contract, (a) Buyer and Seller will each have the right to appear and defend their respective interests in the Property in the condemnation proceedings, (b) any award in condemnation will be assigned to Buyer, and (c) if the taking occurs before closing, the description of the Property will be revised to delete the portion taken.

4.                                       Claims; Hearings. Seller will notify Buyer promptly of any claim or administrative hearing that is threatened, filed, or initiated before closing that affects the Property.

5.                                       Cooperation. Seller will cooperate with Buyer (a) before and after closing, to transfer the titles, applications, permits, and licenses held by Seller and used in the operation of the Property and to obtain any consents necessary for Buyer to operate the Property after closing and (b) before closing, with any reasonable evaluation, inspection, audit, or study of the Property prepared by, for, or at the request of Buyer.

6.                                       No Recording. Buyer may not file this contract or any memorandum or notice of this contract in the real property records of any county. If, however, Buyer records this contract or a memorandum or notice, Seller may terminate this contract and record a notice of termination.

J.                                      Termination

1.                                       Disposition of Earnest Money after Termination

a.                                       To Buyer.  If Buyer terminates this contract in accordance with any of Buyer’s rights to terminate, Seller will, within five days of receipt of Buyer’s termination notice, authorize the Title Company to deliver the Earnest Money to Buyer, less $100, which will be paid to Seller as consideration for the right granted by Seller to Buyer to terminate this contract.

b.                                      To Seller.  If Seller terminates this contract in accordance with any of Seller’s rights to terminate, Buyer will, within five days of receipt of Seller’s termination notice, authorize the Title Company to pay and deliver the Earnest Money to Seller.

2.                                       Duties after Termination. If this contract is terminated, Buyer will promptly return to Seller all documents relating to the Property that Seller has delivered to Buyer and all copies that Buyer has made of the documents. After return of the documents and copies, neither party will have further duties or obligations to the other under this contract, except for those obligations that cannot be or were not performed before termination of this contract.

K.                                    Closing

1.                                       Closing. This transaction will close at the Title Company’s offices at the Closing Date and Closing Time. At closing, the following will occur:

a.                                       Closing Documents. The parties will execute and deliver the Closing Documents.

b.                                      Payment of Purchase Price. Buyer will deliver the Purchase Price and other amounts that Buyer is obligated to pay under this contract to Seller in funds acceptable to the Title Company. The Earnest Money will be applied to the Purchase Price.

c.                                       Disbursement of Funds; Recording; Copies.  Title Company will be instructed to disburse the Purchase Price and other funds in accordance with this contract, record the deed and the other Closing Documents directed to be recorded, and distribute documents and copies in accordance with the parties’ written instructions.

d.                                      Delivery of Originals. Seller will deliver to Buyer the originals of Seller’s Records.

e.                                       Possession. Seller will deliver possession of the Property to Buyer, subject to the permitted exceptions existing at closing.

2.                                       Transaction Costs

a.                                                                                       Seller’s Costs.  Seller will pay the basic charge for the Title Policy; one-half of the escrow fee charged by Title Company; the costs to prepare the deed; the costs to obtain, deliver, and record releases of all liens to be released at closing; the costs to record all documents to cure Title Objections agreed to be cured by Seller; the costs to obtain the certificates or reports of ad valorem taxes; the costs to deliver copies of the instruments described in section A.3; and Seller’s expenses and attorney’s fees.

b.                                                                                      Buyer’s Costs.  Buyer will pay one-half of the escrow fee charged by Title company; the costs to obtain, deliver, and record all documents other than those to be recorded at Seller’s expense; the additional premium for the “survey/area and boundary deletion” in the Title Policy, if the deletion is requested by Buyer; the costs of work required by Buyer to have a survey to reflect matters other than those required under this contract; the costs to obtain financing of the Purchase Price, including the incremental premium costs of mortgagee’s title policies and endorsements and deletions required by Buyer’s lender; and Buyer’s expenses and attorney’s fees.

c.                                                                                       Ad Valorem Taxes. Ad valorem taxes for the Property for the calendar year of closing will be prorated between Buyer and Seller as of the Closing Date. Seller’s portion of the prorated taxes will be paid to Buyer at closing as an adjustment to the Purchase Price. If the assessment for the calendar year of closing is not known at the Closing Date, the proration will be based on taxes for the previous tax year, and Buyer and Seller will adjust the prorations in cash within thirty days of when the actual assessment and taxes are known. Seller will promptly notify Buyer of all notices of proposed or final tax valuations and assessments that Seller receives after the Effective Date and after closing.  All taxes due as of closing will be paid at closing.

b.                                                                                      Income and Expenses. Income and expenses pertaining to operation of the Property will be prorated as of the Closing Date on an accrual basis and paid at closing as a credit or debit adjustment to the Purchase Price. Invoices that are received after closing for operating expenses incurred on or before the Closing Date and not adjusted at closing will be prorated between the parties as of the Closing Date, and Seller will pay its share within ten days of notice of Buyer’s invoice. Any insurance pertaining to the property will be cancelled at closing by Seller.

d.                                                                                      Postclosing Adjustments. If errors in the prorations made at closing are identified within ninety days after closing, Seller and Buyer will make postclosing adjustments to correct the errors within fifteen days of receipt of notice of the errors.

3.                                       Issuance of Title Policy.  Seller will cause Title Company to issue the Title Policy to Buyer as soon as practicable after the closing.

L.                                     Default and Remedies

1.                                       Seller’s Default. If Seller fails to perform any of its obligations under this contract (“Seller’s Default”), Buyer may elect either of the following as its sole and exclusive remedy:

                                                a.                                       Termination; Liquidated Damages. Buyer may terminate this contract by giving notice to Seller on or before the Closing Date and Closing Time and have the Earnest Money, less $100 as described above, returned to Buyer.

                                                b.                                      Specific Performance. Buyer may enforce specific performance of Seller’s obligations under this contract.  If title is awarded to Buyer, the conveyance will be subject to the matters stated in the Title Commitment.

2.                                       Buyer’s Default. If Buyer fails to perform any of its obligations under this contract (“Buyer’s Default”), Seller may elect either of the following as its sole and exclusive remedy:

a.                                       Termination; Liquidated Damages.  Seller my terminate this contract by giving notice to Buyer on or before the Closing Date and Closing Time, and retain the Earnest Money.

b.                                      Specific Performance.  Seller may enforce specific performance of Buyer’s obligations under this contract.

3.                                       Liquidated Damages. The parties agree that just compensation for the harm that would be caused by a default by either party cannot be accurately estimated or would be very difficult to accurately estimate and that the Earnest Money is a reasonable forecast of just compensation to the nondefaulting party for the harm that would be caused by a default.

4.                                       Attorney’s Fees. If either party retains an attorney to enforce this contract, the party prevailing in litigation is entitled to recover reasonable attorney’s fees and court and other costs.

M.                                  Miscellaneous Provisions

1.                                       Notices. Any notice required by or permitted under this contract must be in writing. Any notice required by this contract will be deemed to be delivered (whether actually received or not) when deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this contract. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received. Any address for notice may be changed by written notice delivered as provided herein. Copies of each notice must be given by one of these methods to the attorney of the party to whom notice is given.

2.                                       Entire Contract. This contract, together with its exhibits, and any Closing Documents delivered at closing constitute the entire agreement of the parties concerning the sale of the Property by Seller to Buyer. There are no oral representations, warranties, agreements, or promises pertaining to the sale of the Property by Seller to Buyer not incorporated in writing in this contract.

3.                                       Amendment. This contract may be amended only by an instrument in writing signed by the parties.

4.                                       Prohibition of Assignment. Buyer may not assign this contract and Buyer’s rights under it without Seller’s prior written consent, and any attempted assignment is void.  This contract binds, benefits, and may be enforced by the parties and their respective heirs, successors, and permitted assigns.

5.                                       Survival. The obligations of this contract that cannot be performed before termination of this contract or before closing will survive termination of this contract or closing, and the legal doctrine of merger will not apply to these matters. If there is any conflict between the Closing Documents and this contract, the Closing Documents will control.

6.                                       Choice of Law; Venue; Alternative Dispute Resolution. This contract will be construed under the laws of the state of Texas, without regard to choice-of-law rules of any jurisdiction. Venue is in the Bexar County, except as otherwise provided by applicable law. Time permitting, the parties will submit in good faith to an alternative dispute resolution process before filing a suit concerning this contract.

7.                                       Waiver of Default. It is not a waiver of default if the nondefaulting party fails to declare immediately a default or delays taking any action with respect to the default.

8.                                       No Third-Party Beneficiaries. There are no third-party beneficiaries of this contract.

9.                                       Severability. The provisions of this contract are severable. If a court of competent jurisdiction finds that any provision of this contract is unenforceable, the remaining provisions will remain in effect without the unenforceable parts.

10.                                 Ambiguities Not to Be Construed against Party Who Drafted Contract. The rule of construction that ambiguities in a document will be construed against the party who drafted it will not be applied in interpreting this contract.

11.                                 No Special Relationship. The parties’ relationship is an ordinary commercial relationship, and they do not intend to create the relationship of principal and agent, partnership, joint venture, or any other special relationship.

12.                                 Counterparts. If this contract is executed in multiple counterparts, all counterparts taken together will constitute this contract.  Once signed, any reproduction of this agreement made by reliable means shall be deemed an original

13.                                 Confidentiality. The parties will keep confidential this contract, this transaction, and all information learned in the course of this transaction, except to the extent disclosure is required by law or court order or to enable third parties to advise or assist Buyer to investigate the Property or either party to close this transaction.

14.                                 Reservations. The seller reserves no interest in any mineral, water, royalty or other interests now owned or acquired after the closing associated with the Land.

15.                                 Mineral Representations. Seller makes no representations as to its ownership of the mineral, water, or royalty interest, other than it will convey to Buyer any interest it has or will acquire in the future.

LANCER PARTNERSHIP, LTD.
By: Lancer Capital Corporation, General Partner

Date: /s/ NOVEMBER 29, 2004	By:	/s/ STONEWALL J. FISHER,
Stonewall J. Fisher, III
Vice President - Legal Affairs

SCHROEDER LAND AND CATTLE COMPANY, INCORPORATED

Date: /s/ NOVEMBER 29, 2004	By:	/s/ LANCE M. SCHROEDER
Lance M. Schroeder
President

Exhibit A

Description of the Land and Personal Property

546.65 acres of land consisting of 518.92 acres out of the Sarah Louis Survey.  Abstract #1239 Bee County and 27.73 acres out of the Carlos Martinez Abstract #6, Karnes County, Texas

All presently owned and after acquired mineral interests and royalties pertaining to or associated with the 546.65 acres of land.

All personal property, not including the cattle, associated with the land and improvements.